EXHIBIT 99.1

AFLAC ANNOUNCES NEW U.S. DIRECTOR OF SALES

COLUMBUS, Georgia - January 31, 2005 - Aflac today announced it has promoted Ronald E. Kirkland to the position of senior vice president, director of sales for Aflac U.S. Kirkland replaces Bradley S. Jones, who will continue to work with Aflac U.S. in the marketing area.

Kirkland joined Aflac in 1975 as a sales associate in Georgia. Since that time, he has held the position of district sales coordinator, regional sales coordinator, state sales coordinator and most recently vice president; West Territory director. Prior to being named territory director, Kirkland was the state sales coordinator for Missouri. During his tenure, new sales more than doubled in Missouri over a three year period and it was one of Aflac's fastest-growing state operations. Kirkland is also credited with developing some of Aflac's leading regional and district sales coordinators, many of whom have gone on to lead other successful state operations.

Commenting on the management change, Chairman and Chief Executive Officer Daniel P. Amos stated: "Brad has had a long and successful career with Aflac, and I look forward to his continued contribution to our sales organization. I also believe Ron will be a tremendous asset in strengthening and motivating our U.S. sales force of more than 58,000 independent sales associates. I've worked with Ron for almost 30 years and during that time, he has earned the respect and high regard of our field force at all levels. I believe his leadership skills will be a critical element to our success in growing our U.S. business in the coming years."

Aflac is the number one provider of guaranteed-renewable insurance in the United States and Japan. Aflac's innovative products provide protection to more than 40 million people and go beyond traditional insurance by directly paying claimants with cash benefits. Aflac's products are primarily sold at worksites in the United States. In Japan, Aflac is the largest life insurer in terms of individual insurance policies in force. In January 2005, Aflac was included in Fortune magazine's list of "The 100 Best Companies to Work For in America" for the seventh consecutive year. Aflac has also been included in Forbes magazine's "Platinum 400 List of Best Big Companies in America" for five consecutive years and in Fortune magazine's listing of "America's Most Admired Companies" for four consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com

Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com